Company Press Release

MEGA MICRO TECHNOLOGIES GROUP --------

LAS VEGAS, NV-(BUSINESS WIRE)-February 14, 2001-Mega Micro Technologies Group (OTC:BB "MGGA") announced that during the audit process for year 2000, management determined a deficiency in the previous auditor's qualifications to certify the 1999 audit. This deficiency may impact the reliability of the audit, thus requiring a re-audit of fiscal 1999. Weaver & Martin, MGGA's current auditor for fiscal 2000, agreed to issue an engagement letter for purposes of auditing fiscal 1999.

The Company anticipates that it may not qualify for the OTC:BB eligibility requirements prior to completion of the additional audit period referenced above.

Immediately after determining the necessity for the re-audit and initiating calls to the SEC and NASD, management suggests that until such time as a new audit report is filed, investors should not make investment decisions based on the prior audit.

Thomas Embrogno, President and COO of MGGA, stated, "although we are taken aback by this recent development we are confident that current business operations will not be adversely impacted by the re-audit."

The Company is scheduling a Special Stockholder's meeting to be held on Monday, April 9, 2001 at a location to be announced.

Mr. Embrogno further stated, "I am excited about the opportunity to provide a presentation to the stockholders detailing current operations and the future outlook of Mega Micro. I strongly encourage all stockholders to attend the upcoming stockholder's meeting."

About Mega Micro

Since 1991, MGGA has provided computer components, software, and custom-built systems to corporate customers and to businesses serving business. Moreover, MGGA designs, installs, and services Local Area Networks (LAN), Wide Area Networks (WAN), storage solutions, and web services. By leveraging the experience in hardware integration and networking services along with resources provided to us via our relationship with companies such as EDS, Datamax, OTG, and Plasmon, MGGA provides an advanced and tightly integrated business process automation solution. MGGA's strategy will be to continue to provide a complete business process framework for all of its present and future clients as well as providing remote support services for each of its offerings.

Safe Harbor Statement: The statements in this press release regarding the re-audit of fiscal 1999, the engagement of Weaver & Martin to audit fiscal 1999, the continued trading of the Company's common stock on the OTC:BB, any impact of the re-audit on current business operations, the Company's financial position, future opportunities and any other effect, and any other

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statements,  which are not historical facts, are forward looking  statements.
Such statements involve risks and uncertainties, including, but not limited to, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contact:

Thomas Embrogno
702.260.0900
tembrogno@megamicro.com